Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of UCN, INC. and subsidiaries on Form S-1 of our report dated January 29, 2007, related to the financial statements of BenchmarkPortal, Inc. as of and for the years ended December 31, 2005 and 2004, appearing in the current report on Form 8-K of UCN, INC. and subsidiaries dated February 9, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah
April 6, 2007